                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        ELSINORE ACQUISITION CORPORATION

                                       AND

                                 ELSINORE, L.P.,





             AND, WITH RESPECT TO ARTICLE VIII AND SECTION 9.8 ONLY,

                         RANGER AEROSPACE CORPORATION &
                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                                       AND

                                 AIR/LYON, INC.
                             AIR/LYON ASSOCIATES, LP
                         ELSINORE AEROSPACE SERVICES, LP
                          ELSINORE SERVICES CORPORATION





                     AND, WITH RESPECT TO SECTION 9.8 ONLY,

                              GENERAL WILLIAM LYON









                            DATED AS OF MAY __, 1999


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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made as of May __, 1999, by and between Elsinore, L.P., a California limited partnership (the "Seller"), and Elsinore Acquisition Corporation, a Delaware corporation (the "Purchaser"), and, with respect to Article VIII and Section 9.8 only, (i) Ranger Aerospace Corporation, a Delaware corporation ("Ranger"), (ii) Aircraft Service International Group, Inc., a Delaware corporation ("ASIG") (collectively the "Purchaser Parents"), (iii) Air/Lyon, Inc., a California corporation, (iv) Air/Lyon Associates, LP, a California limited partnership, (v) Elsinore Aerospace Services, LP, a California limited partnership, (vi) Elsinore Services Corporation, a California corporation (collectively, the "Seller Parents"), and with respect to Section 9.8 only, (vii) General William Lyon, an individual. Seller and Purchaser, and where applicable, Seller Parents, and Purchaser Parents, are referred to herein collectively as the "Parties" and individually as a "Party."

                                    RECITALS

A. Purchaser and its parent corporation ASIG are in the business of providing aviation fueling and aircraft ground services at numerous locations both within and outside the United States.

B. Seller is also in the business of providing aircraft ground services at 26 locations within the United States, Puerto Rico and the U.S. Virgin Islands (the "Business").

C. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, substantially all of Seller's business, assets and properties (operating as a going concern) constituting the Business.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     1.1. Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

         "Accounting Arbitrator" has the meaning set forth in Section 2.1(f)(v) hereof.

         "Acquired Assets" has the meaning set forth in Section 2.1(a) hereof.

         "Actual Working Capital" has the meaning set forth in Section 2.1(f)(i) hereof.

         "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.



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         "Agreement" means this Asset Purchase Agreement, including the
Disclosure Schedule and all Exhibits hereto, as it may be amended from time to time in accordance with its terms.

         "Allocation" has the meaning set forth in Section 2.1(g) hereof.

         "Applicable Limitation Date" has the meaning set forth in Section 8.1 hereof.

         "Assumed Liabilities" has the meaning set forth in Section 2.1(c) hereof.

         "Assumed Liabilities Enumeration" has the meaning set forth in Section 2.1(f)(i) hereof.

         "Audited EBITDA" has the meaning set forth in Section 2.1(f)(iii) hereof.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business" has the meaning set forth in the recitals hereof.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the United States.

         "Cash" means cash, cash equivalents and marketable securities (including, without limitation, all money market accounts, mutual fund accounts and repurchase agreements).

         "Cash Purchase Price" has the meaning set forth in Section 2.1(e) hereof.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Closing" has the meaning set forth in Section 2.2 hereof.

         "Closing Balance Sheet" has the meaning set forth in Section 2.1(f)(i) hereof.

         "Closing Date" has the meaning set forth in Section 2.2 hereof.

         "Closing Statement" has the meaning set forth in Section 2.1(f)(i) hereof.

         "COBRA" has the meaning set forth in Section 9.11 hereof.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Confidential Information" has the meaning set forth in Section 9.8(b) hereof.

         "Covenant Consideration" has the meaning set forth in Section 2.1(e)(iv) hereof.

         "Cut-Off Date" has the meaning set forth in Section 7.1(d) hereof.

         "Disclosure Schedule" has the meaning set forth in Section 5.3 hereof and shall be



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attached hereto and incorporated herein by this reference.

         "Employee Benefit Plans" has the meaning set forth in Section 5.18 hereof.

         "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation, each as amended and as now in effect or as may be amended by any currently-proposed amendment were such amendment enacted.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.18 hereof.

         "Excluded Assets" has the meaning set forth in Section 2.1(b) hereof.

         "Excluded Liabilities" has the meaning set forth in Section 2.1(d) hereof.

         "Financial Statements" has the meaning set forth in Section 5.6(a) hereof.

         "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

         "General Partner" means Elsinore Services Corporation, a California corporation, in its capacity as the sole general partner of Seller.

         "General William Lyon" means General William Lyon, an individual.

         "Governmental Entity" means any governmental authority or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such governmental authority or political subdivision, or any judicial, quasi-judicial, administrative or regulatory body, commission or tribunal.

         "Hazardous Substances" means all substances (whether a gas, solid or liquid), waste, raw materials, finished products, toxic substances, pollutants, contaminants, including without limitation, a contaminant as defined under the National Oil and Hazardous Substances Pollution Contingency Plan, a hazardous substance as defined under the Comprehensive Environmental Response, Compensation & Liability Act ("CERCLA"), a hazardous chemical, extremely hazardous chemical or toxic chemical defined under the Emergency Planning & Community Right-to-Know Act ("EPCRTKA"), all as amended from time to time, dangerous substances or dangerous goods or any other material or article whether hazardous or non-hazardous which is



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regulated or identified by or forms the basis of liability under any
Environmental and Safety Requirements, including without limitation, petroleum, petroleum products, and by-products or fractions thereof, polychlorinated biphenals (PCBs), urea formaldehyde foam insulation, asbestos, radon, other radioactive substances, poly-aromatic hydrocarbons, pesticides, metals and defoliants.

         "Hired Employees" has the meaning set forth in Section 9.11(a) hereof.

         "Indebtedness" of any Person at any date means without duplication (a) all indebtedness of such Person for borrowed money (including without limitation accrued interest, fees, penalties and premiums or payments in addition to principal), (b) indebtedness representing the deferred purchase price of property or services which, in accordance with GAAP, would be required to be shown as a liability on the face of a balance sheet of such Person on such date (other than trade payables and accrued expenses, incurred in the ordinary course of business and payable in accordance with customary practices), (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person in respect of banker's acceptances issued or created for the account of such Person, (f) all obligations of such Person in respect of letters of credit issued for the account of such Person, (g) all guarantees of such Person of any indebtedness or obligations of any other Person of the types referred to in the preceding clauses (a) through (f), and (h) all indebtedness or obligations of the types referred to in the preceding clauses
(a) through (g) of any other Person secured by any Lien on any assets of such Person to the extent attributable to such Person's interest in such assets, even though such Person has not assumed or otherwise become liable for the payment thereof but excluding customer deposits and interest payable thereon in the ordinary course of business.

         "Indemnified Party" has the meaning set forth in Section 8.2(e) hereof.

         "Indemnifying Party" has the meaning set forth in Section 8.2(e) hereof.

         "Insider" means, (i) any officer, director, general or limited partner or Affiliate of Seller, (ii) the spouse, lineal descendants (whether natural or adopted) and any trust formed and maintained solely for the benefit of any individual named in clause (i) and (iii) any Affiliate of any Person named in clause (i) or (ii).

         "Intellectual Property" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

         "Knowledge" means, with respect to Seller, the actual knowledge after reasonable



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investigation, of each of Shirley O'Connor, Pat Kenna and General William Lyon,
and with respect to Purchaser, the actual knowledge after reasonable investigation, of each of Stephen D. Townes, George W. Watts and Michael Krane.

         "Latest Balance Sheet" has the meaning set forth in Section 5.6(a) hereof.

         "Leased Real Property" has the meaning set forth in Section 5.10(b) hereof.

         "Liability" means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Licenses" has the meaning set forth in Section 5.16 hereof.

         "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

         "Lyon Guaranty" means the guaranty of General William Lyon in the form of Exhibit B.1.

         "Lyon Parties" has the meaning set forth in Section 9.8(a) hereof.

         "material" means as follows:

                  (1) with respect to Seller, any change in the business, financial condition, operations, results of operations, employee relations, customer or supplier relations, assets or future prospects of Seller shall be material, if as a result of the occurrence or existence of such a change, there is an actual change in, or impact on, the financial condition, net assets or results of operations of Seller in an amount equal to or exceeding $50,000, provided, however, that where this Agreement uses the term "material" more than once in reference to a single event or circumstance, it is the intention of the Parties that such references shall not raise the minimum threshold of materiality above $50,000; and

                  (2) with respect to Purchaser, Ranger, ASIG and the Parent Guarantors, any change



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in the business, financial condition, operations, results of operations, employee relations, customer or supplier relations, assets or future prospects of such Party shall be material, if as a result of the occurrence or existence of such a change, such Party is unable to fulfill its obligations under this Agreement or any applicable guarantee contemplated thereunder.

         "Monthly Financial Statements" has the meaning set forth in Section 4.3 hereof.

         "Ordinary Course of Business" means the ordinary course of Seller's business consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally).

         "Parent Guarantors" means Seller Parents, each of which individually is a "Parent Guarantor".

         "Parent Guaranty" means the guaranty of any Parent Guarantor in the Form of Exhibit B.2.

         "Parties" has the meaning set forth in the preamble hereof.

         "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

         "Pro Forma EBITDA" has the meaning set forth in Section 2.1(f)(iii) hereof.

         "Purchase Price" has the meaning set forth in Section 2.1(e) hereof.

         "Purchaser" has the meaning set forth in the preamble hereof.

         "Purchaser Note" has the meaning set forth in Section 2.1(e) hereof.

         "Purchaser Parties" has the meaning set forth in Section 8.2(a) hereof.

         "Ranger/ASIG Guaranty" means the guaranty of Ranger and ASIG in the form of Exhibit A.

         "Real Property" has the meaning set forth in Section 2.1(a)(v) hereof.

         "Seller" has the meaning set forth in the preamble hereof.

         "Seller Parents" has the meaning set forth in the preamble hereof.

         "Seller Parties" has the meaning set forth in Section 8.2(c) hereof.

         "Tax" or "Taxes" means (i) any federal, state, local, or foreign income, gross receipts,



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franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additional amounts in respect of the foregoing and (ii) Liability of Seller for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume of succeed to the liability of another Person.

         "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

         "Unassigned Contracts" has the meaning set forth in Section 2.1(f)(iii) hereof.

         "Unassigned Contracts List" has the meaning set forth in Section 2.1(f)(iii) hereof.

         "Working Capital" has the meaning set forth in Section 2.1(f)(i) hereof.

                                   ARTICLE II.
                               PURCHASE AND SALE;
                   ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

     2.1.         Purchase and Sale.

          (a) Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, and subject to obtaining all necessary consents, permissions and approvals, at the Closing Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, all rights, title and interest in and to the properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, of Seller as of the Closing Date, except as otherwise specifically set forth in Section 2.1(b) below (collectively, the "Acquired Assets"), free and clear of any Liens. The Acquired Assets shall include, without limitation:

                  (i) all accounts and notes receivables (whether current or noncurrent);

                  (ii) all securities and other investments (including Cash);

                  (iii) all computer software and licenses to computer software used in connection with or owned or held by the Business;

                  (iv) all of Seller's rights existing under leases, contracts, licenses,



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         permits, distribution arrangements, sales and purchase agreements, accounts receivable, other agreements and business arrangements, including, without limitation, all contracts and agreements set forth on Subsection A of Section 5.12 of the Disclosure Schedule;

                  (v) all real property leased or subleased by Seller used in connection with the Business, and all easements, licenses, rights of way, permits and all appurtenances to such leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "Real Property");

                  (vi) all leasehold improvements and all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools and furniture owned by Seller wherever located and all warranties relating thereto;

                  (vii) all inventories, stores, replacement and spare parts, operating supplies, and fuels, owned by Seller wherever located;

                  (viii) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind owned by Seller wherever located;

                  (ix) all prepayments and prepaid expenses;

                  (x) all of Seller's claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind;

                  (xi) the right to receive and retain mail, accounts receivable payments and other communications relating to the Business;

                  (xii) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

                  (xiii) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers; and all books, ledgers, files and business records of every kind, whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise;

                  (xiv) all advertising, marketing and promotional materials and all other printed or written materials;

                  (xv) all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

                  (xvi) all telephone numbers (e.g. "800" numbers) used by Seller;

                  (xvii) all goodwill as a going concern and all other intangible properties;



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                  (xviii) all cash of Seller as of the Closing;

                  (xix) all security deposits or similar payments deposited or paid by Seller in connection with any Acquired Asset or Assumed Liability; and

                  (xx) except as specified in Section 2.1(b) below, all other property owned by Seller, or in which it has an interest on the Closing Date, including, without limitation, all fixed assets included on the Latest Balance Sheet and any and all subsequent improvements or additions thereon through the Closing Date.

                           In order to accommodate the preference of certain
governmental authorities and other parties, in lieu of selling, assigning and transferring all of Seller's rights, title and interest in and to certain leases, contracts, licenses and permits set forth on Sections 5.8, 5.10 and 5.16 of the Disclosure Schedule to Purchaser, such leases, contracts, licenses and permits with Seller as the contracting party shall as indicated on the relevant schedule be terminated and reissued with identical terms or terms reasonably acceptable to Purchaser, except that Purchaser shall be the contracting party. All of Seller's or Purchaser's rights, title and interest in and to such leases, contracts, licenses and permits shall be included in the definition of Acquired Assets.

         (b) Excluded Assets. Notwithstanding Section 2.1(a) above, the assets listed on Schedule 2.1(b) attached hereto are expressly excluded from the purchase and sale contemplated hereby and, as such, are not Acquired Assets (collectively, the "Excluded Assets").

         (c) Assumed Liabilities. Subject to Section 2.1(d) below, as additional consideration for the Acquired Assets, at the Closing Purchaser will assume all Liabilities of Seller which are listed on Schedule 2.1(c) attached hereto (collectively, the "Assumed Liabilities").

         (d) Excluded Liabilities. Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of Seller's Liabilities not expressly assumed by Purchaser pursuant to Section 2.1(c) above, whether or not related to the Acquired Assets or otherwise, and regardless of when asserted, including, without limitation, any interest, fees, penalties and other extra costs and expenses arising from Seller's failure to pay Liabilities due prior to the Closing Date in the ordinary course of business (the "Excluded Liabilities").

         (e) Purchase Price for Acquired Assets. The purchase price (the "Purchase Price") will consist of:

                   (i) the assumption by Purchaser of the Assumed Liabilities (and Seller will be released by Purchaser from such Assumed Liabilities, and Purchaser shall indemnify Seller from and against the Assumed Liabilities in accordance with the provisions of Section 8.2);

                   (ii) cash in the amount of $4,975,000, subject to adjustment pursuant to Section 2.1(f) (the "Cash Purchase Price") paid by wire transfer at Closing of immediately available funds;



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                   (iii) a promissory note issued by Purchaser (the "Purchaser
         Note") in the form of Exhibit 2.1(e) attached hereto in principal amount of $899,372, with a time-to-maturity of one (1) year from the Closing Date and bearing simple interest at a rate of eight percent (8%) per year, subject to adjustment pursuant to Section 2.1 (f), which shall be guaranteed by Ranger and ASIG pursuant to the terms and conditions set forth in the Ranger/ASIG Guaranty; and

                   (iv) cash in the amount of $25,000 as consideration for the covenants granted by Seller to Purchaser pursuant to Section 9.8 (the "Covenant Consideration").

          (f)              Closing and Post Closing Purchase Price Adjustment.

                   (i) Adjustment for Working Capital. Subject to the dispute resolution provisions of Paragraphs 2.1(f)(iv) and (v) below, as promptly as practicable following the Closing Date, but in any event within thirty (30) days thereof, Seller shall prepare and deliver to Purchaser a balance sheet of Seller as of the Closing (the "Closing Balance Sheet") and a statement based thereon (the "Closing Statement") setting forth actual Working Capital ("Actual Working Capital") immediately prior to the Closing. For purposes of this Section 2.1(f), "Working Capital" means the current assets of Seller (including cash) less the Assumed Liabilities, all in accordance with GAAP. Purchaser and its representatives shall have reasonable access to Seller's books and records and the accountants' work papers related to the preparation of the Closing Balance Sheet and the Closing Statement. If the Actual Working Capital immediately prior to the Closing is less than 92.5% of the Actual Working Capital based on the unaudited November 30, 1998 balance sheet of Seller provided to Purchaser, then Seller shall promptly pay to Purchaser a cash amount equal to the difference between the Actual Working Capital based on the unaudited November 30, 1998, balance sheet of Seller provided to Purchaser and Actual Working Capital immediately prior to the Closing. Any amounts payable to Purchaser pursuant to this Paragraph 2.1(f)(i) and remaining unpaid for thirty (30) days or more after preparation of the Closing Balance Sheet, Closing Statement and Actual Working Capital or, if the Closing Balance Sheet, Closing Statement or Actual Working Capital shall be subject to dispute for thirty (30) days or more after the resolution of such dispute, shall accrue interest at a rate equal to the lesser of
         (a) two-thirds of one percent (2/3%) per month or (b) the highest rate permitted by applicable law, with such interest to begin accruing on the date which is thirty (30) days after the date that such statements are delivered to Purchaser or, if subject to dispute, the date that such dispute is resolved.

                   (ii) Adjustment for Unassigned Contracts. At the Closing, Purchaser and Seller shall have mutually prepared a Schedule 2.1(f)(ii)(2) containing a list (the "Unassigned Contracts List") of all leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, accounts receivable and other agreements and business arrangements (1) for which the consent to assignment of the contracting Party has not been obtained as of the Closing Date or
         (2) under which Seller does business but which Seller does not have all right, title and interest in and to in writing, as a party thereto, as of the Closing Date (collectively, the "Unassigned Contracts").



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         Purchaser and Seller agree to cooperate with each other and use their reasonable efforts to obtain the necessary consents, estoppels, approval and waivers so that the Unassigned Contracts can be assigned to Purchaser or replaced with substantially identical documentation or documentation otherwise reasonably acceptable to Purchaser, showing Purchaser as a party thereto. If, on the date which is one hundred and eighty (180) days after the Closing Date, any consent, estoppel, approval or waiver to or replacement for an Unassigned Contract has not been obtained, Purchaser shall have the option to declare such Unassigned Contract an Excluded Asset and reduce the principal amount of the Purchase Note by the amount set forth as the value of the Unassigned Contract on Schedule 2.1(f)(ii)(1) attached hereto.

                   (iii) Adjustments for EBITDA. Subject to the dispute resolution provisions of Paragraphs 2.1(f)(iv) and (v) below, as promptly as practicable following the Closing Date, but in any event within thirty (30) days thereof, Seller shall prepare an audited earnings statement of Seller as of December 31, 1998, setting forth the EBITDA of Seller as of such date calculated from such audited earnings statement (the "Audited EBITDA") and the pro forma EBITDA of Seller, which shall be the Audited EBITDA as adjusted according to Schedule 2.1(f)(iii) attached hereto (the "Pro Forma EBITDA"). Purchaser and its representatives shall have reasonable access to Seller's books and records and Seller's accountants' work papers related to the preparation of the Audited EBITDA and the Pro Forma EBITDA. If the Pro Forma EBITDA so calculated is less than $1,562,000, the principal amount of the Purchase Note shall be reduced by an amount equal to the difference between such Pro Forma EBITDA and $1,562,000.

                   (iv) Disputes over Adjustments. Each of the Closing Statement, the Audited EBITDA, the Pro Forma EBITDA, the calculation of cash payments and the adjustment to the aggregate principal amount of the Purchase Note determined pursuant to this Section 2.1(f) shall be binding upon the Parties unless either Purchaser or Seller gives written notice of disagreement therewith to the other Party within ninety (90) days after its receipt of whichever of the Closing Statement, the Unassigned Contracts List, the Audited EBITDA, the Pro Forma EBITDA, the calculation of cash payments or the adjustment to the aggregate principal amount of the Purchase Note is/are in dispute, in each case specifying in reasonable detail the nature and extent of such disagreement. Seller and Purchaser shall thereafter negotiate in good faith to resolve any such disagreements. If Purchaser and Seller mutually agree upon any of the Closing Statement, the Unassigned Contracts List, the Audited EBITDA, the Pro Forma EBITDA, the calculation of cash payments or the calculation of the adjustment to the aggregate principal amount of the Purchase Note within thirty (30) days after the receipt of such notice, such agreements shall be binding upon the Parties. If Seller and Purchaser are unable to resolve any disagreements within thirty (30) days, the Accounting Arbitrator shall resolve the disagreements over accounting matters in accordance with the provision of Section 2.1(f)(v).

                   (v) The "Accounting Arbitrator" shall be nationally-recognized accounting firm reasonably and mutually acceptable to the Parties. The Accounting

          Arbitrator shall have reasonable access to Seller's and Purchaser's books and records required to calculate the items in dispute, and the Accounting Arbitrator shall be directed to calculate only the individual disputed line items on whichever of the Closing Statement, the Audited EBITDA, the Pro Forma EBITDA, the calculation of cash payments or the adjustment to the aggregate principal amount of the Purchase Note is/are in dispute. Seller and Purchaser shall instruct the Accounting Arbitrator to calculate the individual line items in dispute within sixty (60) days of submission of the dispute to the Accounting Arbitrator. The calculations made by the Accounting Arbitrator shall be in writing and shall be final and binding on Seller and Purchaser. The fees and expenses of the Accounting Arbitrator shall be paid by the non-prevailing Party, with the non-prevailing Party to be determined by the Accounting Arbitrator.

          (g) Allocation. Seller shall determine, and then prepare, or cause to be prepared, within one hundred and twenty (120) days after the Closing Date, an allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets in accordance with section 1060 of the Code (the "Allocation"). The Parties agree that they will adopt the Allocation for all purposes (including financial accounting and Tax purposes). Purchaser and Seller shall file U.S. Internal Revenue Service Form 8594 in a timely manner and in accordance with the Allocation.

     2.2.         Closing.

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., at the offices of Irell & Manella LLP located in Newport Beach, California, on the date which is three (3) business days after the first day on which the conditions to Closing set forth in Section 3.1(e) are satisfied, but in no case later than May 20, 1999. Nothing in this Section shall prohibit the Closing from occurring at such other place or on such other date as may be mutually agreed upon by Purchaser and Seller in writing. The date and time of the Closing are herein referred to as the "Closing Date."

     2.3.         Deliveries at the Closing.

          (a) Subject to the provisions of Section 4.4, at the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                   (i) copies of the actions of the partners of Seller, authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified as of the Closing Date by the General Partner of Seller as being true and correct copies of the originals thereof subject to no modifications or amendments;

                   (ii) a certificate from the Secretary of the General Partner of Seller certifying as of the Closing Date as to the incumbency of the officers of the General Partner, and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of Seller and the General Partner;

                   (iii) certificates, dated within five days of the Closing Date, of the

          Secretary of State or other comparable officer of each jurisdiction in which Seller is incorporated or organized, establishing that Seller is in existence and otherwise is in good standing to transact business in such jurisdiction;

                    (iv) an opinion of Irell & Manella LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 2.3(a)(iv);

                    (v) bills of sale, assignment of leases and contracts and all other instruments of conveyance which are reasonably necessary to effect transfer of the Acquired Assets for which all consents, approvals and waivers have been obtained necessary to transfer ownership of such Acquired Assets to Purchaser as provided hereunder, in form and substance reasonably satisfactory to Purchaser;

                    (vi) evidence of the release of all Liens (including without limitation, appropriate UCC termination statements) encumbering any and all Acquired Assets to be transferred to Purchaser in any fashion in the transactions contemplated hereunder in form and substance reasonably acceptable to Purchaser;

                    (vii) landlord consents and estoppel certificates from Seller's landlords in form and substance reasonably satisfactory to Purchaser, which have been obtained prior to the Closing;

                    (viii) certificates, dated as of the date of the Closing, of the General Partner of Seller, to the effect that all representations and warranties of Seller set forth in this Agreement are true and correct in all material respects as of the time of the Closing as though expressly made at such time, and that all covenants and agreements to be performed by Seller at or prior to the Closing have been duly performed;

                    (ix) the Lyon Guaranty and the Parent Guaranties;

                    (x) a copy of the actions of the partners or resolutions of the board of directors, as applicable, of each of the Parent Guarantors authorizing the execution, delivery and performance of this Agreement, the Parent Guaranties and all related documents and agreements, certified as of the Closing Date by the Secretary or the Secretary of the General Partner, as applicable, of each of the Parent Guarantors as being true and correct copies of the originals thereof subject to no modifications or amendments;

                    (xi) a certificate of the Secretary or the Secretary of the general partner of each of the Parent Guarantors dated as of the Closing Date certifying as to the incumbency of the officers of the Parent Guarantors, or their general partners, as the case may be, and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of each of the Parent Guarantors;

                    (xii) certificates, dated within five (5) days of the Closing, of the Secretary of State of California establishing that each of the Parent Guarantors is in existence and each is in good standing to transact business in its state of organization or incorporation, as applicable; and

                   (xiii) such other and further certificates, assurances and documents as Purchaser may reasonably request in order to evidence the accuracy of each of Seller's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to Purchaser's obligations.

          (b) Purchaser will deliver or cause to be delivered to Seller:

                   (i) the Purchase Note, the Ranger/ASIG Guaranty, the Covenant Consideration, and the Cash Purchase Price;

                   (ii) a copy of resolutions of the board of directors of each of Purchaser, Ranger and ASIG authorizing the execution, delivery and performance of this Agreement, the Purchase Note, the Ranger/ASIG Guaranty and all related documents and agreements, certified as of the Closing Date by the Secretary of each of Purchaser, Ranger and ASIG as being true and correct copies of the originals thereof subject to no modifications or amendments;

                   (iii) a certificate of the Secretary of each of Purchaser, Ranger and ASIG dated as of the Closing Date certifying as to the incumbency of the officers of Purchaser, Ranger and ASIG and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of each of Purchaser, Ranger and ASIG;

                   (iv) certificates, dated within five days of the Closing, of the Secretary of State of Delaware establishing that each of Purchaser, Ranger and ASIG is in existence and each is in good standing to transact business in its state of incorporation;

                   (v) certificates, dated as of the Closing Date, of the President of Purchaser to the effect that all representations and warranties of Purchaser set forth in this Agreement are true and correct in all material respects as of the time of the Closing as though expressly made at such time, and that all covenants and agreements to be performed by Purchaser at or prior to the Closing have been duly performed;

                   (vi) an opinion of Wyche, Burgess, Freeman & Parham, dated as of the Closing Date, substantially in the form attached hereto as
         Exhibit 2.3(b)(vi);

                   (vii) such instruments of assumption and release as are required in order for Purchaser to assume the Assumed Liabilities (and release Seller from the Assumed Liabilities) in form and substance reasonably satisfactory to Seller, including without limitation, letters of credit and bonds required to be posted as substituted security deposits for leases, permits and licenses being assigned to Purchaser; and

                   (viii) such other and further certificates, assurances and documents as Seller may reasonably request in order to evidence the accuracy of Purchaser's representations and warranties, the performance of their respective covenants and agreements to be performed at or prior to the Closing and the fulfillment of the conditions to obligations of Seller.


                                  ARTICLE III.
                              CONDITIONS TO CLOSING

     3.1.         Conditions to Purchaser's Obligations.

         The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver) at or prior to the Closing of all of the following conditions:

          (a) the representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date;

          (b) Seller shall have performed and complied with all of its covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

          (c) Purchaser shall have received a certificate from Seller, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Section 3.1(a) and Section 3.1(b);

          (d) no order, judgement, ruling, charge, decree or injunction of any Government Entity shall be in effect which prohibits the consummation of the transactions contemplated hereby or imposes material conditions thereon;

          (e) the aggregate value of the Unassigned Contracts, determined as provided in Section 2.1(f)(ii), is less than One Million Dollars ($1,000,000);

          (f) the deliveries required to be made by each of Seller and the Parent Guarantors at the Closing pursuant to Section 2.3(a) shall have been made; and

          (g) since the date hereof, there shall have been no material adverse change in the financial condition or business of any Parent Guarantor.

     3.2.         Conditions to Seller's Obligations.

         The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver) at or prior to the Closing of all of the following conditions:

          (a) the representations and warranties set forth in Article VI shall be true and correct in all material respects at and as of the Closing Date;

          (b) Purchaser shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

          (c) Seller shall have received a certificate of Purchaser, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 3.2(a) and Section 3.2(b);

          (d) no order, judgement, ruling, charge, decree or injunction of any Government Entity shall be in effect which prohibits the consummation of the transactions contemplated hereby or imposes material conditions thereon;

          (e) the deliveries required to be made by each of Purchaser, Ranger and ASIG at the Closing pursuant to Section 2.3(b) shall have been made; and

          (f) since the date hereof, there has been no material adverse change in the financial condition or business of Ranger or ASIG.

                                   ARTICLE IV.
                           COVENANTS PRIOR TO CLOSING

     4.1.         Efforts.

         Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and effect the transactions contemplated by this Agreement on or before May 20, 1999, including, without limitation, obtaining all required consents and approvals, making all required filings and applications and complying with or responding to any requests by Governmental Entities.

     4.2.         Affirmative Covenants of Seller.

         Prior to the Closing, unless Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, Seller shall do all of the following:

          (a) conduct its business and operations only in the Ordinary Course of Business;

          (b) make all reasonable efforts consistent with past practices to keep the Business and the Acquired Assets substantially intact and to preserve existing relationships with customers, suppliers, lessors, licensors, employees and others with whom Seller deals;

          (c) not amend its limited partnership agreement;

          (d) not (i) change its partnership structure in any way, including without limitation by the admission of new partners or (ii) declare, set aside or pay any distribution payable in cash or property with respect to its partnership interests;

          (e) not, except as may be provided by this Agreement, (i) acquire, sell, license, lease or dispose of any property (except in the Ordinary Course of Business), (ii) whether or not in the Ordinary Course of Business, transfer any property to any of its affiliates that individually or in the aggregate have a value of $5,000 or more or (iii) enter into any commitment or transaction which individually or in the aggregate would be material to Seller;

          (f) not (i) incur or assume any material Indebtedness, (ii) make any material loans, advances or capital contributions to, or investments in, any other Person, (iii) pledge or otherwise encumber shares of capital stock, or
(iv) mortgage or pledge any of the Acquired Assets, or create any Liens with respect thereto except for Liens that will be released at or prior to Closing;

          (g) not, without the written consent of Purchaser, which consent shall not be unreasonably withheld, (i) acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof of any equity interest therein, (ii) enter into any contract or agreement which would be material to Seller, or (iii) authorize any new capital expenditure or expenditures outside the Ordinary Course of Business which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000;

          (h) not change any of the accounting methods used unless required by GAAP;

          (i) settle or compromise any litigation or other claim which after insurance reimbursement is material individually or in the aggregate to any Acquired Asset, any Assumed Liability or the ability of Seller to perform any of its obligations hereunder, without the prior written consent of Purchaser;

          (j) not adopt or amend in any material respect any collective bargaining agreement;

          (k) not pay, loan or advance any amount to, or sell, transfer or lease any of the Acquired Assets to, or enter into any arrangement or agreement with, any Insider;

          (l) not acquire, sell, lease, encumber, transfer or dispose of any of the Acquired Assets (except that Seller may purchase other goods and services as necessary to continue to operate in the Ordinary Course of Business and may sell inventory in the Ordinary Course of Business);

          (m) not enter into any lease of real property, except any renewals of existing leases in the Ordinary Course of Business;

          (n) not take any action or omit to take any action that will cause any representation or warranty to become untrue in any material respect if it were made on any date from the date hereof through the Closing Date;

          (o) continue to pay and keep current, in the Ordinary Course of Business, all payroll, employment or withholding taxes relating to Seller's employees for so long as such employees are employed by Seller;

          (p) neither accelerate any account receivable of Seller nor delay or seek to delay payment on any account payable; and

          (q) not authorize or enter into an agreement, whether in writing or otherwise, to do any of the actions prohibited above.

     4.3.         Delivery of Monthly Financial Statements.

         Prior to the Closing, Seller shall deliver to Purchaser financial statements for each fiscal month ending after the date of this Agreement (the "Monthly Financial Statements") within fifteen days after the end of such fiscal month. All Monthly Financial Statements delivered pursuant to this Section 4.3 shall be prepared in accordance with GAAP and in a manner consistent with past practice.

     4.4.         Consents to Assignment.

          (a) To the extent that the assignment of any Acquired Asset shall require the consent, approval or waiver of any third party or any Governmental Entity, Purchaser and Seller shall cooperate with one another and use their reasonable efforts to obtain the consent, approval or waiver of each such third party or Governmental Entity to such assignment, in each case in form and substance reasonably satisfactory to Purchaser on or prior to the Closing Date; provided that the failure to obtain any such consent, approval or waiver shall not constitute a default by Seller or Purchaser under this Agreement or delay the Closing in any manner, and if such consent, approval or waiver has not been obtained within one hundred and eighty (180) days after the Closing Date, Purchaser shall have the option to adjust the Purchase Price as provided in
Section 2.1(f)(ii) of this Agreement.

          (b) Each party shall pay it own costs, fees, amounts, expenses and reimbursements incurred in obtaining any consents, approvals and waivers; provided, however, that Seller shall pay all costs, fees, taxes, amounts, expenses and reimbursements required to be paid to third parties and Governmental Entities in connection with obtaining consent, approvals and waivers for the assignment of the Acquired Assets.

          (c) Purchaser and Seller shall negotiate in good faith and mutually agree on the terms and conditions upon which any Unassigned Contracts shall be serviced until such time as such Unassigned Contract can be assigned to Purchaser or declared an Excluded Asset as provided in Section 2.1(f)(ii) of this Agreement.

          (d) The failure to obtain any such consent, approval or waiver shall not delay the Closing in any manner except as provided in Section 3.1(e).

     4.5.         Affirmative Covenants of Purchaser.

          (a) Purchaser and its Affiliates will hold and keep confidential (and will not use, other than in connection with this Agreement and the transactions contemplated hereby and in contemplation of the Closing) any information provided to Purchaser or any of its Affiliates or any of their representatives pursuant to or in connection with this Agreement by or on behalf of Seller or any of its Affiliates; provided that this Section 4.5 shall not apply to the following:

                   (i) information that is publicly available or available within the aircraft ground service industry at the time of disclosure (through no act of Purchaser or any of its Affiliates);

                   (ii) information that is disclosed to Purchaser or any of its Affiliates by a third party which did not disclose it in violation of a duty of confidentiality;

                   (iii) information that was known to Purchaser or any of its Affiliates before such information was provided to them or their representatives by or on behalf of Seller or any of its Affiliates;

                   (iv) information that was developed by an employee, agent or contractor of Purchaser or any of its Affiliates independent of (and without any knowledge of) any disclosure to Purchaser or any of its Affiliates or their representatives by or on behalf of Seller or any of its Affiliates;

                   (v) disclosures that are required to be made by Purchaser or any of its Affiliates under legal process by subpoena or other court order or other applicable laws or regulations, provided that Purchaser or such Affiliate has used all reasonable efforts to afford Seller the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the disclosure required to be so made; or

                   (vi) after the Closing, any information regarding the Acquired Assets (including, without limitation, the Business) and the Assumed Liabilities.

         If this Agreement is terminated or the transactions contemplated hereby are not consummated, Purchaser hereby agrees that Purchaser and its Affiliates and their representatives will deliver to Seller, and will retain no copies of, any documents, work papers or other material obtained by, Purchaser or its Affiliates or on their behalf from Seller, or any of Seller's Affiliates or representatives in connection with this Agreement, whether so obtained before or after the execution hereof.

          (b) For five (5) years following the Closing Date, Purchaser and its Affiliates will afford to Seller and Seller's accountants, counsel and other representatives reasonable access, from time to time during normal business hours at such employee's regular place of employment and at Seller's sole cost and expense, to those employees of the Business on the Closing Date who are employees of the Business after the Closing Date for such reasonable purposes as Seller may request, including without limitation, access to such personnel for information, testimony, statements and other similar matters pertaining to litigation, claims (including workers compensation claims), proceedings, tax contests, audits and other matters involving Seller's operation of the Business on or prior to Closing; provided, however, that such access does not interfere with such employee's performance of his or her regular duties.

     4.6.         Investigations by Purchaser.

         Purchaser has made such examinations, inspections and investigations of the Business as it deems reasonably necessary to complete its due diligence and is satisfied with such examinations, inspections and investigations and has elected to close the transactions contemplated herein based on the satisfactory completion of its due diligence review.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

         As a material inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants that:

     5.1.         Organization and Corporate Power.

         Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted and to own, lease and operate all of its properties and assets, except that no representation or warranty is made as to whether Seller is properly registered to do business as a foreign limited partnership in any jurisdiction in which it does business other than California.

     5.2.         Authorization of Transactions.

         Seller has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby to which Seller is a party have been duly and validly authorized by all requisite partnership action on the part of Seller, and no other partnership proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby shall when executed constitute, a valid and binding obligation of Seller, enforceable in accordance with their terms.

     5.3.         Capitalization.

         All of the general and limited partners of Seller are listed in Section
5.3 of the disclosure schedule attached hereto (the "Disclosure Schedule").

     5.4.         Subsidiaries; Investments.

         Seller has no Subsidiaries and does not own or hold the right to acquire any shares of stock or any other security or interest (whether equity or debt) in any other Person.

     5.5.         Absence of Conflicts.

         Except as set forth on Section 5.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not
(a) conflict with or result in any material breach of any of the terms, conditions or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate or accelerate any material obligation under, (e) result in the creation of any material Lien upon the assets of Seller or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity, under the provisions of the partnership agreement, certificate of incorporation or by-laws as applicable of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller or any of the Acquired Assets is bound or affected in any fashion, or any law, statute, rule or regulation to which Seller is subject or any judgment, order or decree to which Seller is subject.

     5.6.         Financial Statements and Related Matters.

          (a) Financial Statements. Section 5.6 of the Disclosure Schedule contains the following financial statements (the "Financial Statements"): (i) the audited consolidated balance sheet of Seller as of December 31, 1996 and the audited statements of operations and cash flows of Seller for the fiscal years then ended, (ii) the audited consolidated balance sheet of Seller as of December 31, 1997, and the audited statement of operations and cash flows of Seller for the fiscal year then ended and (iii) the unaudited consolidated balance sheet of Seller as of December 31, 1998 (the "Latest Balance Sheet"), and the unaudited statement of operations and cash flows of Seller for the fiscal year then ended. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial position of Seller as of such dates and the results of operation of Seller for such periods, and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).

          (b) Receivables. All material accounts and notes receivable of Seller are reflected in accordance with GAAP on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, have arisen in the Ordinary Course of Business and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

          (c) Inventory. Seller does not own or hold any inventory material to the conduct of the Business.

          (d) Interpretation of GAAP. Except as noted in Section 5.6 of the Disclosure Schedule, Seller has not changed its interpretation of GAAP since November 30, 1998.

          (e) No Distributions or Assumptions of Liabilities Since Latest Balance Sheet.

Since the date of the Latest Balance Sheet, Seller has not made any distributions of cash or property to any of its general or limited partners nor has it assumed any Liabilities of its general or limited partners.

     5.7.         Absence of Undisclosed Liabilities.

         To Seller's Knowledge, Seller has no Liabilities, and there is no Basis for any Liability, except (i) Assumed Liabilities and Excluded Liabilities, (ii) obligations under executory contracts or commitments described in Section 5.12 of the Disclosure Schedule or under executory contracts and commitments which are not required to be disclosed thereon (but not Liabilities for breaches thereof), (iii) Liabilities reflected on the liabilities side of the Latest Balance Sheet of Seller, and (iv) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability).

     5.8.         Absence of Certain Developments.

         Except as set forth on Section 5.8 of the Disclosure Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, (a) Seller has not suffered a material adverse change in its business, (b) the Business has been operated only in the Ordinary Course of Business, (c) there has not been any resignation or, to Seller's Knowledge, any threatened resignation of any key employee of Seller, (d) there has not been any material loss of, or material reduction in the amount of business done with, or to Seller's Knowledge, any threat of such material loss or reduction by, any key customer of Seller, or any material loss or, to Seller's Knowledge, any threatened material loss of any source of supply for goods or services to Seller that is material to its business and (e) Seller has not taken any of the actions set forth in clauses (c)-(h), (j)-(m) or (o) - (q) of Section 4.2.

     5.9.         Assets.

         Except as set forth on Section 5.9 of the Disclosure Schedule, Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for sales of inventory in the Ordinary Course of Business since the date of the Latest Balance Sheet. Except as described in Section 5.9 of the Disclosure Schedule, the Acquired Assets are fit for use in the Ordinary Course of Business as of the Closing Date. Except as described in Section 5.9 of the Disclosure Schedule, Seller owns, leases or has rights to all buildings, machinery, equipment, and other tangible assets that are individually or in the aggregate material to or necessary for the conduct of the Business as presently conducted, and the Acquired Assets constitute all of the assets and rights that are individually or in the aggregate material to or necessary for the conduct of the Business as presently conducted. Since January 1, 1999, Seller has not (a) transferred any of its assets to any party otherwise than in the ordinary course of business or (b) transferred any assets to any of its affiliates, in each case that individually or in the aggregate have a value of $5,000 or more.

     5.10.        Title to Properties.

          (a) Owned Properties. There is no real property owned by Seller that, individually or in the aggregate, is material to the Business or the conduct of the Business as presently conducted.

          (b) Leased Properties. Each of the leases for leased Real Property ("Leased Real Property") listed on Section 5.10 of the Disclosure Schedule is in full force and effect and Seller holds a valid and existing leasehold or subleasehold interest under each of the leases. Section 5.10 of the Disclosure Schedule contains a list of all leases under which Seller holds a leasehold or subleasehold interests that provide for total annual payments in excess of $20,000 individually, or $30,000 in the aggregate. Seller has delivered to Purchaser true, correct, complete and accurate copies of each of such leases. With respect to each such lease: (i) the lease is legal, valid, binding, enforceable and in full force and effect; (ii) to Seller's Knowledge, subject to obtaining the consent of each landlord where required by the lease for the assignment to Purchaser, the lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) Seller is not in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a material breach or default by Seller or permit termination, modification or acceleration under the lease by any party thereto other than Seller; (iv) to Seller's Knowledge, no other party to the lease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a material breach or default by such other party or permit termination, modification or acceleration under the lease by Seller; (v) Seller has not repudiated any provision of the lease, and to Seller's Knowledge, no other party to the lease has repudiated any provision of the lease; (vi) to Seller's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease; (vii) the lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Purchaser; and (viii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the lease.

          (c) No Proceedings. To Seller's Knowledge, there are no proceedings in eminent domain or other similar proceedings pending or, to Seller's Knowledge, threatened, affecting any portion of the Leased Real Property. To Seller's Knowledge, there exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or, to Seller's Knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

          (d) Current Use. To Seller's Knowledge, the current use of the Leased Real Property does not violate in any material respect any instrument of record or agreement affecting such Leased Real Property. To Seller's Knowledge, there is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Leased Real Property that affects in any material respect such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Leased Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a material adverse change.

     5.11.        Taxes.

         Except as set forth on Section 5.11 of the Disclosure Schedule, to Seller's Knowledge, Seller has timely paid all payroll and employment taxes and withheld all Taxes required to be withheld by it pursuant to applicable law or regulation.

     5.12.        Contracts.

         Sections 5.8 and 5.12 of the Disclosure Schedule lists the following agreements to which Seller is a party or by which any of the Acquired Assets is bound:

          (a) any lease, sublease, license or sublicense of personal property from or to any third parties providing for total annual payments in excess of $20,000 individually or $30,000 in the aggregate or any lease, sublease, license or sublicense providing for a term or duration in excess of twelve months from the date hereof (without considering any option or right thereunder to terminate the term or duration thereof prior to the expiration thereof);

          (b) any sales or purchase orders, commitments, distribution or other agreement for the purchase or sale of raw materials, commodities, supplies, goods, products, or other personal property or for the furnishing or receipt of services which involves total annual consideration of more than the sum of $20,000 individually or $30,000 in the aggregate;

          (c) any partnership, limited liability company or joint venture agreement;

          (d) any indenture, mortgage, note, bond or other evidence of Indebtedness, any loan, security, credit, factoring or similar agreement related to an Assumed Liability or Acquired Asset under which Seller has borrowed or may borrow money or issued any note, bond, indenture or other evidence of Indebtedness for more than $20,000 individually or $30,000 in the aggregate or under which Seller has imposed or permitted to be imposed (or may impose or permit to be imposed) a Lien on any of its respective assets, tangible or intangible;

          (e) Seller has no material employment agreements, consulting agreements or severance agreements;

          (f) any agreement under which Seller could have Liabilities in the future relating to the acquisition or disposition of material assets or properties of Seller by way of merger, consolidation, purchase (other than purchase orders disclosed pursuant to clause (b) of this Section 5.12), sale or otherwise, or granting to any Person other than Purchaser or its permitted assignees a right at such Person's option to purchase or acquire any material asset or property, of Seller or any interest therein (not including dispositions of inventory in the Ordinary Course of Business);

          (g) any agreement for the construction, acquisition or modification of any land, building, structure, improvement, fixture or other fixed asset, or for the incurrence of any other capital expenditure involving amounts in excess of $20,000 individually or $30,000 in the aggregate;

          (h) any agreement with any manufacturer's representative, distributor or other independent sales agent that is not terminable by Seller without penalty or payment of compensation on sixty days or less notice which involves total annual consideration of more than the sum of $20,000 individually or $30,000 in the aggregate;

          (i) any agreement relating to an Assumed Liability or Acquired Asset with Seller, on the one hand, and one of Seller's partners, employees or Affiliates, on the other hand;

          (j) any agreement not otherwise required to be disclosed pursuant to this Section 5.12 the consequences of a default or termination thereunder would be reasonably expected to result in material adverse change in the Business; and

          (k) any agreement not otherwise required to be disclosed pursuant to this Section 5.12 either involving annual consideration of more than $20,000 individually or $30,000 in the aggregate not entered into in the Ordinary Course of Business or which is otherwise material to the business of Seller.

         Notwithstanding anything contained in this Section 5.12 to the contrary, Seller has no obligation to disclose the existence or terms of any Indebtedness it owes to any of its Affiliates provided that such Indebtedness is totally discharged on or before the Closing Date, and Seller hereby represents and warrants that any such Indebtedness not described on the Disclosure Schedule will be discharged on or before the Closing Date. Seller has made available to Purchaser a correct and complete copy of each written agreement listed in
Section 5.12 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement listed in Section 5.12 of the Disclosure Schedule. Except as set forth in Section 5.12 of the Disclosure Schedule, all such agreements are valid, binding and enforceable obligations of Seller, as applicable, in accordance with their terms. Seller is not in default in the observance or the performance of any term or obligation to be performed by it under any such agreement, and to the Knowledge of Seller, no other Person is in default in the observance or the performance of any term or obligation to be performed by such Person under any such agreement. Except as described in
Section 5.12 of the Disclosure Schedule, subject to obtaining any necessary consents, permissions or approvals, the assignment of any such agreement to Purchaser as provided herein will not breach any terms of or cause any default under any such agreement.

     5.13.        Intellectual Property.

         Section 5.13 of the Disclosure Schedule contains a complete and accurate list of all computer software and computer software licenses that are material individually or in the aggregate to the Business. The items listed on
Section 5.13 of the Disclosure Schedule constitute all of the Intellectual Property that individually or in the aggregate is material to the Business.

     5.14.        Litigation.

         Except as set forth in Section 5.14 of the Disclosure Schedule, there are no actions, suits, complaints, charges, proceedings, orders, investigations or claims relating to the Acquired Assets or Assumed Liabilities (i) pending other than those filed but not yet served on Seller or, (ii) to Seller's Knowledge, threatened against Seller before any Governmental Entity which, if adversely determined, either individually or in the aggregate would be reasonably likely to result in payments by Seller in excess of $50,000 or would be reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, operations or business of Seller.

     5.15.        Brokerage.

         Except as set forth on Section 5.15 of the Disclosure Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

     5.16.        Governmental Licenses and Permits.

         Section 5.16 of the Disclosure Schedule contains a complete listing and summary description of all permits, licenses, certificates, approvals and other authorizations of any governmental entity or any department, agency or political subdivision thereof, including without limitation airport authorities, or other similar rights (collectively, the "Licenses") owned or possessed by Seller or used by it in the conduct of the Business that individually or in the aggregate are material to the Business or the conduct of the Business. Except as indicated on Section 5.16 of the Disclosure Schedule, to Seller's Knowledge, Seller owns or possesses all right, title and interest in and to all of the Licenses that are necessary to conduct the Business as presently conducted, including, without limitation, all Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment. To Seller's Knowledge, Seller is in compliance with the terms and conditions of such Licenses and has received no notices that it is in violation of any of the terms or conditions of such Licenses. To Seller's Knowledge, Seller has taken all reasonable action to maintain such Licenses. To Seller's Knowledge, no loss or expiration of any such License is threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof. Subject to the terms hereof, and except as indicated on the
Section 5.16 of the Disclosure Schedule, all of the Licenses shall survive the transactions contemplated hereby and are transferable and will be transferred to Purchaser hereunder.

     5.17.        Labor.

         Except as set forth in Section 5.17 of the Disclosure Schedule attached hereto, no organizational effort is presently being made or, to Seller's Knowledge, threatened by or on behalf of any labor union or other labor organization with respect to any employees of Seller and none of Seller's employees are represented by any labor union. Except as set forth in Section
5.17 of the Disclosure Schedule, Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice and, to Seller's Knowledge, there is no reasonable Basis for any unfair labor practice complaint or claim or any other claim by any employee or independent contractor to be asserted against Seller, and there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's Knowledge, threatened, against Seller. Except as set forth in Section 5.17 of the Disclosure Schedule, Seller has no labor contracts with any representative of any of Seller's employees.

     5.18.        Employee Benefit Matters.

         There are no Liens against the Acquired Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Seller nor any corporation, trade, business or other entity under common control with Seller, within the meaning of Sections 4.14(b), (c), (m) or (o) of the Code, or under Section 4001 of ERISA (an "ERISA Affiliate") is or was obligated to contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA. As of the Closing, Purchaser will have no obligation to contribute to, or any Liability in respect of, (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, or (ii) any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits ("Employee Benefit Plans"), sponsored or maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate was obligated to contribute. Seller and its ERISA Affiliates will not, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to their employees in a manner which would cause Purchaser to be deemed a successor employer or such Seller or its ERISA Affiliates within the meaning of Proposed Treasury Regulations Section 54.4980B-9 Q&A8(c).

     5.19.        Insurance.

         Section 5.19 of the Disclosure Schedule sets forth a complete list of all policies of insurance paid for or providing coverage for the Business or Acquired Assets, and Seller shall maintain or cause to be maintained such insurance coverages in full force and effect through the Closing Date. Section
5.19 of the Disclosure Schedule also describes any self-insurance arrangements affecting Seller.

     5.20.        Bank Accounts.

         Section 5.20 of the Disclosure Schedule sets forth all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for Seller.

     5.21.        Compliance with Laws.

         To Seller's Knowledge, Seller is, and at all times has been, in compliance with all applicable laws, regulations and ordinances of any Governmental Entity and no claims have been filed against Seller alleging a violation of any such laws or regulations, and Seller has not received notice of any such violations.

     5.22.        Environmental and Safety Requirements.

         To Seller's Knowledge, Seller (a) is in material compliance with all Environmental and Safety Requirements; (b) has obtained and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the operation of the Business; and
(c) has not received any written notice, report or other communication alleging or establishing any violation of any Environmental and Safety Requirements, or any Liabilities or potential Liabilities arising under Environmental and Safety Requirements. Except as disclosed on Section 5.22 of the Disclosure Schedule, to Seller's Knowledge, no hazardous material, as defined in any Environmental and Safety Requirement, exists at any property used by Seller in connection with the Business that will, or is reasonably likely to, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements.

     5.23.        Governmental Authorities and Consents.

         Except as set forth on Section 5.23 of the Disclosure Schedule, to Seller's Knowledge, Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which Seller is a party or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Section 5.23 of the Disclosure Schedule, to Seller's Knowledge, no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by (a) Seller in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the transactions contemplated hereby or thereby, or (b) Purchaser to allow Purchaser to conduct the Business after the Closing on the same material basis as conducted by Seller prior to the date hereof.

     5.24.        Disclosure.

         The representations and warranties contained in this Article V and the information disclosed or to be disclosed by Seller to Purchaser pursuant to this Agreement or in the Schedules hereto do not contain any untrue or misleading statement of a material fact and do not omit any fact material to the Seller's Business; provided, however, that where Seller has made a representation or warranty explicitly only to the extent of its Knowledge, no representation or warranty is made that there is no undisclosed fact material to Seller of which Seller has no knowledge.

                                   ARTICLE VI.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As a material inducement to Seller to enter into this Agreement, Purchaser, hereby represents and warrants to Seller that:

     6.1.         Organization and Corporate Power.

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Purchaser is a party and perform its obligations hereunder and thereunder.

     6.2.         Authorization of Transaction.

         Purchaser has full power and authority to execute and deliver this Agreement, and to consummate the transactions hereby. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Purchaser is a party shall when executed constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms.

     6.3.         No Violation.

         Purchaser is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any Governmental Entity, or any agreement with any Governmental Entity, or any license, franchise or permit granted by any Governmental Entity, or subject to any order, writ, injunction or decree, which if materially breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which Purchaser is a party, would prevent Purchaser from performing its material obligations under this Agreement and the other agreements contemplated hereby.

     6.4.         Litigation.

         There are no actions, suits, proceedings, orders, investigations or claims pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any Governmental Entity, which would materially adversely affect Purchaser's performance under this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

     6.5.         Brokerage.

         There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

     6.6.         Capitalization.

         Ranger is the sole shareholder of ASIG, and ASIG is the sole shareholder of Purchaser.

     6.7.         Absence of Conflicts.

         Except as set forth on Section 6.7 of Purchaser's Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser do not and shall not (a) conflict with or result in any material breach of any of the terms, conditions or provisions of, (b) constitute a material default under, (c) result in a material violation of, (d) give any third party the right to modify, terminate or accelerate any material obligation under, (e) result in the creation of any material Lien upon the assets of Purchaser or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity, under the provisions of the certificate of incorporation or bylaws of Purchaser or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Purchaser is bound or affected, or any law, statute, rule or regulation to which Purchaser is subject or any judgment, order or decree to which Purchaser is subject, the result of which would have a material adverse affect on Purchaser's ability to perform its obligations under this Agreement and the other agreements contemplated hereby.

     6.8.         Financial Statements and Related Matters.

         [intentionally deleted].

     6.9.         Absence of Undisclosed Liabilities.

         [intentionally deleted].

     6.10.        Absence of Certain Developments.

         [intentionally deleted].

     6.11.        Compliance with Laws.

         To Purchaser's Knowledge, Purchaser is, and at all times has been, in compliance with all applicable laws, regulations and ordinances of any Governmental Entity and no claims have been filed against Purchaser alleging such a violation of any such laws or regulations, and Purchaser has not received notice of any such violations.

     6.12.        Disclosure.

         The representations and warranties contained in this Article VI and the information disclosed or to be disclosed by Purchaser to Seller pursuant to this Agreement or in the Schedules hereto do not contain any untrue or misleading statement of a material fact and do not omit any fact material to the Purchaser; provided, however, that where Purchaser has made a representation or warranty explicitly only to the extent of its Knowledge, no representation or warranty is made that there is no undisclosed fact material to Purchaser of which Purchaser has no knowledge.

                                  ARTICLE VII.
                                   TERMINATION

     7.1.         Termination.

         This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of Seller and Purchaser;

          (b) in writing by Purchaser, if Seller has (i) breached in any material respect any representation or warranty contained in this Agreement, or
(ii) breached in any material respect any covenant or agreement contained in this Agreement (and such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied);

          (c) in writing by Seller, if Purchaser, Ranger or ASIG has (i) breached in any material respect any representation or warranty contained in this Agreement, or (ii) breached in any material respect any covenant or agreement contained in this Agreement (and such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied);

          (d) in writing by either Seller or Purchaser in the event (i) the Closing has not occurred on or before May 20, 1999 (the "Cut-Off Date"), or (ii) if prior to the Cut-Off Date any condition to the Closing is incapable of being satisfied and a Party benefited by such condition has indicated in writing that it will not waive such condition, unless the failure to satisfy such condition shall be due to a breach of any representation or warranty made by the Party seeking to terminate this Agreement or the failure of such Party to comply in all material respects with the agreements and covenants contained herein to be performed by such Party on or before the Cut-Off Date;

          (e) by either Seller or Purchaser if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

          (f) by the Purchaser as provided in Section 4.6.

     7.2.         Effect of Termination.

         In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void, except that the provisions of Sections 9.3, 9.6, 9.8(c), 10.2 and 10.9 shall continue in full force and effect. Nothing contained in this Article VII shall be deemed to release any Party from any Liability for any breach by such Party of the representations and warranties and other terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

                                  ARTICLE VIII.
                       INDEMNIFICATION AND RELATED MATTERS

     8.1.         Survival.

         All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby to and until the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the date one (1) year from the Closing Date; provided, however, that with respect to Seller's and the Parent Guarantor's obligation to indemnify the Purchaser Parties under Section 8.2(a) for any Loss any Purchaser Party may suffer in connection with the action currently titled American International Airways, Inc. v. GATX Capital Corporation, et al., on file in the United States District Court for the Northern District of California, Case No, C-97-0378-WHO (N.D. Cal.) (the "GATX Litigation") which is more particularly described in
Section 5.14 of the Disclosure Schedule, to which Seller is a party, or any related action, there shall be no Applicable Limitation Date (i.e. such representations and warranties shall survive forever).

     8.2.         Indemnification.

          (a) Each of Seller and the Parent Guarantors shall jointly and severally indemnify Purchaser, Ranger and ASIG and each of their officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Purchaser Parties") and hold each of them harmless from and against and pay on behalf of or reimburse Purchaser Parties in respect of the entirety of any Losses Purchaser Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

                   (i) the material breach of any representation or warranty made by Seller contained in this Agreement or any certificate delivered by or on behalf of Seller, or any partner or officer of the General Partner thereof, to Purchaser with respect thereto in connection with the Closing;

                   (ii) the material breach of any covenant or agreement made by Seller contained in this Agreement or any certificate delivered by or on behalf of Seller, or any partner or officer of the General Partner thereof, to Purchaser with respect thereto in connection with the Closing;

                   (iii) any Excluded Liabilities;

                   (iv) the failure of Seller at any time to register as a foreign limited partnership or apply to do business as a foreign limited partnership with the Secretary of State or other applicable authority or take any similar action required by applicable law in any jurisdiction in which it conducts business of any sort, whether such failure is material or not;

                   (v) the failure (whether actual or alleged by a third party) on or before the Closing Date, of Seller to comply with any Environmental and Safety Requirements affecting or relating to the operation of the Business as such Environmental and Safety Requirements were in effect and applicable to Seller at any time on or before the Closing Date or any contamination (whether or not in connection with the ownership or operation of the Acquired Assets or the Business) caused by Seller, which is present on, under, or in the Real Property before the Closing Date or which originated from the Real Property before the Closing Date;

                   (vi) the failure of Seller, or any member of any Affiliated Group of which Seller is a part, to timely (A) pay in full any Tax, (B) correctly, accurately and completely prepare and file any Tax Return or
         (C) withhold any Tax required to be withheld, in each case, required by applicable law at any time;

                   (vii) the use by Seller prior to the Closing Date of the Leased Real Property in violation, in any material respect, of any instrument of record or agreement affecting Leased Real Property or the violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Leased Real Property that affects in any material respect such real property or the use or occupancy thereof;

                   (viii) the material failure of the Seller on or prior to the Closing Date to (A) own or possess all right, title and interest in and to all of the Licenses that are necessary to conduct the Business as presently conducted, including, without limitation, all Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment subject to review of Disclosure Schedule; (B) comply with the terms and conditions of such Licenses; or (C) to take all reasonable actions, including without limitation renewal, to maintain such Licenses and prevent the termination thereof;

                      (ix) the material failure of the Seller on or prior to the Closing Date to be in compliance with all applicable laws, regulations and ordinances of any Governmental Entity; or

                      (x) the material failure of the Seller on or prior to the Closing Date to submit any notice, report or other filing with any Governmental Entity or any other party or Person in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which Seller is a party or the consummation of the transactions contemplated hereby; provided, however, that, without limiting any other provision of this paragraph 8.2(a), this clause 8.2(a)(x) shall not be construed so as to require Seller or the Parent Guarantors to indemnify any Purchaser Party for any Loss suffered in connection with any document reviewed and approved in its entirety by Purchaser or its counsel prior to Closing requesting a third party consent to the assignment to Purchaser of any lease, contract, License, permit, distribution arrangement, sale and purchase agreement, account receivable or other agreement or business arrangement of Seller;

provided, however, that the Losses for which Seller and the Parent Guarantors are obligated to indemnify the Purchaser Parties for and against pursuant to clauses 8.2(a)(vii)-(x) are limited to amounts actually paid by any Purchaser Party to any third party (including without limitation any governmental entity or any department, agency or political subdivision thereof) including without limitation reasonable attorneys' fees and expenses incurred by any Purchaser Party. Purchaser's remedy for any indemnification of Losses hereunder may at its option be satisfied by (x) reducing any amount (principal or interest) payable under the Purchase Note, (y) proceeding against Seller or any Parent Guarantor individually for all or any portion of any such Loss, or (z) any combination thereof. Without in any way limiting the rights and remedies that Purchaser may have at law, in equity or otherwise, Purchaser may proceed against Seller or any Parent Guarantor or any combination thereof for indemnification of all or any Losses suffered by Purchaser.

          (b) Except for the GATX Litigation, Seller or any Parent Guarantor shall be liable to Purchaser Parties with respect to claims referred to in
Section 8.2(a) if Purchaser gives Seller or any Parent Guarantor written notice thereof within the Applicable Limitation Date, and the aggregate maximum amount that may be claimed by the Purchaser Parties for indemnification for all claims arising under this Section 8.2 shall be Two Hundred Thousand Dollars ($200,000) in the aggregate. Notwithstanding any implication to the contrary contained in this Agreement, so long as Purchaser delivers written notice of a claim to Seller or any Parent Guarantor no later than the Applicable Limitation Date, Seller and the Parent Guarantors and shall be required to indemnify Purchaser Parties for all Losses (subject to the maximum aggregate cap of $200,000 for all indemnification claims) which Purchaser Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

          (c) Each of Purchaser, Ranger and ASIG shall jointly and severally indemnify each of Seller and the Parent Guarantors and hold Seller, the Parent Guarantors and their partners, officers, directors, employees, agents, representatives, affiliates, successors and assigns (collectively, the "Seller Parties") and each of them harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of the entirety of any Losses Seller Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by:

                   (i) the material breach of any representation or warranty made by Purchaser contained in this Agreement or any certificate delivered by Purchaser to Seller with respect thereto in connection with the Closing;

                   (ii) the material breach of any covenant or agreement made by Purchaser contained in this Agreement or any certificate delivered by Purchaser to Seller with respect thereto in connection with the Closing;

                   (iii) any Assumed Liabilities; provided, however, that this paragraph 8.2(c)(iii) shall in no way limit Seller's obligation to indemnify any Purchaser Party for breach of Seller's warranties with respect to any Assumed Liability or require any Purchaser Party to incur any Loss with respect to any breach of Seller's warranties with respect to any Assumed Liability; or

                   (iv) the failure (whether actual or alleged by a third party) after the Closing Date, of Purchaser to comply with any Environmental and Safety Requirement affecting or relating to the operation of the Business as such Environmental and Safety Requirement were or are in effect and applicable to Purchaser at any time after the Closing Date or any contamination (whether or not in connection with the ownership or operation of the Acquired Assets or the Business) caused by Purchaser, which is present on, under, or in the Real Property after the Closing Date;

Without in any way limiting the rights and remedies that Seller may have at law, in equity or otherwise, Seller may proceed against Purchaser, Ranger or ASIG or both for indemnification of all or any Losses suffered by Seller.

          (d) Purchaser, Ranger or ASIG will be liable to Seller Parties with respect to claims referred to in Section 8.2(c)(i) only if Seller gives Purchaser, Ranger or ASIG written notice thereof within the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as Seller delivers written notice of a claim to Purchaser, Ranger or ASIG no later than the Applicable Limitation Date, Purchaser, Ranger and ASIG shall be required to indemnify Seller Parties for all Losses which Seller Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

          (e) If a Party hereto seeks indemnification under this Article VIII, such Party (the "Indemnified Party") shall give written notice to the other Party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed); provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first acknowledge in writing to the Indemnified Party its obligation to indemnify the Indemnified Party pursuant hereto; provided further, that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, or (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

          (f) If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

          (g) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

          (h) If the Indemnifying Party does not assume control of the defense of any such claim, the Indemnified Party may defend against such claim with such counsel and in such a manner as it reasonably deems appropriate, and may consent to the reasonable settlement or compromise of, or reasonably consent to the entry of a judgment arising from, such claim, provided, that at least seven (7) days prior to giving its consent to such settlement, compromise or judgment, the Indemnified Party shall give written notice to the Indemnifying Party and shall provide the Indemnifying Party an opportunity to provide its views with respect to such settlement, compromise or judgment or at that time or any other time acknowledge its obligation to defend and indemnify the Indemnified Party, in which case the provisions of
Section 8.2(e), (f) and (g) shall apply.

          (i) Whether or not the Indemnifying Party chooses to defend and/or indemnify any claim for which any Indemnified Party may be entitled to indemnification hereunder, each of the Parties hereto shall cooperate with all reasonable requests of the other in connection with the defense thereof.

                                   ARTICLE IX.
                              ADDITIONAL AGREEMENTS

     9.1.         Continuing Assistance.

         Subsequent to the Closing, Seller and Purchaser (at each Party's own cost) shall assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

     9.2.         Tax Matters.

          (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement shall be paid by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

          (b) All real property Taxes, personal property Taxes, ad valorem obligations and similar Taxes imposed on a periodic basis, in each case levied with respect to the Acquired Assets, other than conveyance Taxes provided for in
Section 9.2(a), for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the pre-Closing Tax period and the number of days of such taxable period included in the post-Closing period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the pre-Closing Tax period. Within 90 days after the Closing, Seller and Purchaser shall present a reimbursement to which each is entitled under this Section 9.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Purchaser upon receipt of any bill for real or personal property Taxes relating to the Acquired Assets, part or all of which are attributable to the post-Closing Tax period, and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate taxing authority, provided that if such bill covers the pre-Closing Tax period, Seller shall also remit prior to the due date of assessment to Purchaser payment for the proportionate amount of such bill that is attributable to the pre-Closing Tax period. In the event that either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this Section 9.2(b), the other Party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this
Section 9.2(b) and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

     9.3.         Press Releases and Announcements.

         Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of Seller shall be issued without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by Seller and Purchaser with reasonable cooperation). After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of Seller shall be issued without Purchaser's consent (which shall not be unreasonably withheld).

     9.4.         Further Transfers.

         Seller shall, on and after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Acquired Assets and any other transactions contemplated hereby.

     9.5.         Specific Performance.

         Seller acknowledges that the Business is unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Purchaser may have no adequate remedy at law. Accordingly, Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

     9.6.         Expenses.

         Except as otherwise provided herein, Seller and Purchaser shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

     9.7.         Exclusivity.

         Until this Agreement is terminated by its terms, Seller shall not, and shall not cause or permit any agent or any other Person acting on behalf of Seller or its Affiliates to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any
(i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving Seller or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. Seller agrees that it will discontinue immediately any negotiations or discussion with respect to any of the foregoing. Until this Agreement is terminated by its terms, Seller shall notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     9.8.         Non-competition, Non-solicitation and Confidentiality.

          (a) Non-competition & Non-Solicitation. In consideration of the mutual covenants provided for herein, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller, General William Lyon, and any Affiliate of General William Lyon participating in the aviation industry (General William Lyon and such Affiliates of General William Lyon shall sometimes be collectively referred to as the "Lyon Parties") will not directly or indirectly take any of the following actions:

                   (i) at each airport or aerospace facility at which the Business is currently conducted or is conducted as of the Closing Date, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) directly or indirectly in any business that competes with the specific Business conducted by Seller at that airport or aerospace facility now or as of the Closing Date; or

                   (ii) within a radius of five (5) miles of each airport or aerospace facility at which the Business is currently conducted or is conducted as of the Closing Date, directly or indirectly open, establish or operate any form of business for the purpose of engaging in a substantially similar business to the specific Business conducted by Seller now or as of the Closing Date at that airport or aerospace location; or

                   (iii) directly or indirectly through another Person (a) induce or attempt to induce any employee of Purchaser to leave the employ of Purchaser, or in any way interfere with the relationship between Purchaser and any employee thereof, (b) hire any Person who is then an employee of Purchaser or was an employee of Seller in connection with the Business at any time during the one-year period immediately preceding the Closing, or (c) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Purchaser to cease doing business with Purchaser, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Purchaser;

provided that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses; provided further, that Purchaser acknowledges that Seller and its Affiliates currently own and operate fixed base operations at the Orange County/John Wayne Airport, and that the ownership and operation of such fixed base operations shall not violate the provisions of this Section 9.8. Seller agrees that it has carefully read the foregoing restrictions and agrees that they are reasonably necessary for the protection of Purchaser's legitimate business interests. In the event that, notwithstanding the foregoing, any of the provisions of this Section 9.8 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 9.8 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

          (b) Confidentiality. Seller shall treat and hold as confidential any information concerning the business and affairs of the Business that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 9.8(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided that Seller shall use its reasonable best efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. Without in any way limiting the rights and remedies that Seller may have at law, in equity or otherwise, Seller may proceed against Purchaser or Ranger or both for indemnification of all or any Losses suffered by Seller.

          (c) Injunctive Relief. Seller acknowledges and agrees that the injury Purchaser would suffer in the event of a breach by Seller or any Lyon Party of this Section 9.8 would be irreparable injury, not adequately compensated by monetary damages alone. Thus, in the event of a breach or threatened or intended breach of the provisions of this Section 9.8 by Seller or any Lyon Party, Purchaser shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach or threatened or intended breach, and Seller hereby consents to the issuance thereof by any court of competent jurisdiction without bond. Purchaser may further assert such claims as it might have against Seller or any Lyon Party for actual, incidental, consequential, and punitive damages resulting from the breach of this Agreement. If Purchaser prevails in whole or in part in any such action, Seller (or, if applicable, any Lyon Party) shall be liable to Purchaser for all reasonable costs, expert witness fees, and attorney fees Purchaser incurs in connection with seeking such legal or equitable relief.

     9.9.         Seller's Name.

         For a period of one hundred and eighty (180) days after the Closing, Seller will not use its name or any other name which may be confusingly similar to "Elsinore LP." It is the intent of the Parties that for the first one hundred and eighty (180) days after the Closing Purchaser will have the sole right as against Seller to conduct business under such name and that Purchaser will commence doing so at the time of the Closing. After the expiration of such one hundred and eighty (180) day period, all rights, title and interest in and to the name "Elsinore" shall automatically and without the need of any further notice or documentation revert back to Seller, and thereafter, Purchaser shall have no right to the name "Elsinore" or any other similar name.

     9.10.        Bulk Sales Law.

         Purchaser will bear any loss, liability, obligation or cost suffered by Seller or Purchaser as a result of Seller's or Purchaser's non-compliance with any provision of any bulk sales law, bulk transfer law or similar law which is related to any Assumed Liability. Seller will bear any loss, liability, obligation or cost suffered by Seller or Purchaser as a result of Seller's or Purchaser's non-compliance with any provision of any bulk sales law, bulk transfer law or similar law which is related to any Excluded Liability.

     9.11.        Employees.

         (a) Purchaser shall not be required to hire or offer to hire any of Seller's employees, provided that Purchaser may hire any such employee of the Business as it chooses upon such terms as it deems appropriate unless otherwise specified in Section 9.11(d). (Any of Seller's employees so hired by the Purchaser are hereinafter referred to as the "Hired Employees.") Purchaser shall not be responsible for any severance pay or other benefits that may be payable to Seller's employees that it does not hire, and with respect to any Hired Employees, Purchaser shall not assume any severance pay plan, benefits plan or other obligations or liabilities that might be owed to any such Hired Employee; provided, however, that (i) the Purchaser shall assume liability for accrued sick and vacation pay to Hired Employees as of the Closing Date to the extent set forth on the Closing Balance Sheet. Without limiting the foregoing, Purchaser shall not assume any obligation or liability of Seller for any payments in connection with workers' compensation to or in relation to any of Seller's employees of former employees.

         (b) Seller shall cooperate with Purchaser to effect the transfer of all unemployment reserves with respect to Hired Employees and the transfer of credit for unemployment compensation insurance premium payments made by Seller with respect to Hired Employees to any governmental agency or entity from Seller to Purchaser as promptly as possible after the

Closing Date.

         (c) Seller shall take all actions necessary to comply with the requirements of Section 4980B of the Code and Part 6 of ERISA (collectively, "COBRA") with respect to the termination of its employees in connection with the transactions contemplated under this Agreement. The Seller and its ERISA Affiliates will not in connection with the transactions contemplated by this Agreement or otherwise, cease to provide any Employee Benefit Plan coverage to their employees in a manner which would cause the Purchaser to be deemed a successor employer of Seller or its ERISA Affiliates (within the meaning of Treasure Regulations Section 54.4980B-9 Q&A8(c) or other applicable law or regulations), and no Liabilities of Seller incurred in connection with the requirements of COBRA or any other law respecting employees or the employment relationship will be assumed by Purchaser except as explicitly provided in this
Section 9.11. Purchaser shall only be liable for COBRA responsibilities and liabilities arising under Purchaser's own Employee Benefit Plans after the Closing Date with respect to Hired Employees. Seller shall indemnify Purchaser for all Liabilities arising under COBRA on or before the Closing Date with respect to Seller's employees in accordance with the provisions of Article VIII of this Agreement. Without limiting the foregoing, Seller shall provide to its employees all notices required by applicable law to be provided to such employees in connection with the transactions contemplated under this Agreement, including without limitation all notices required by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101 et seq.

         (d) So long as Hired Employees continue to be employees of the Purchaser, each Hired Employee shall be eligible to receive benefits under Employee Benefit Plans sponsored or maintained by the Purchaser or its Affiliates, or to which the Purchaser or its Affiliates contribute, which, in the aggregate, are at least as favorable as whichever of the following is less-favorable to such Hired Employees: (i) the benefits for which such Hired Employee was eligible immediately before the Closing Date under the Employee Benefit Plans maintained or sponsored by the Seller or its Affiliates, or to which Seller or its Affiliates contributed or (ii) the benefits normally provided by ASIG to its employees which are similarly-situated to such Hired Employee. Each Hired Employee's period of service and compensation history with the Seller or its Affiliates shall be counted in determining eligibility for, and the amount and vesting of, benefits under each Employee Benefit Plan maintained or sponsored by the Purchaser or its Affiliates, or to which the Purchaser or its Affiliates contribute. Each Hired Employee shall be covered as of the date of his or her hire under any Employee Benefit Plan maintained or sponsored by the Purchaser or its Affiliates, or to which the Purchaser or its Affiliates contribute, subject to any limitations imposed by any third party provider of any Employee Benefit Plan maintained or sponsored by the Purchaser or its Affiliates, or to which the Purchaser or its Affiliates contribute. Upon the request of Seller made within two (2) years after the Closing Date, Purchaser shall cause a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code and maintained or sponsored by Purchaser or its Affiliates to accept from the Air/Lyon Associates, L.P. Employees Savings Trust a plan-to-plan transfer under Section 414(l) of the Internal Revenue Code of the assets allocated to the accounts of Hired Employees and of the liabilities attributable thereto, if allowable under applicable law without the amending of Purchaser's or its Affiliates' plan.

     9.12.        Access to Records.

         Purchaser and its Affiliates shall keep and maintain for a period of five (5) years from the Closing Date all documents and records relating to the Business acquired pursuant to the transactions contemplated hereby. Upon request, Purchaser, during such five-year period, shall make such documents and records available to Seller or its designated representatives for inspection and copying at Seller's expense, during normal business hours.

                                   ARTICLE X.
                                  MISCELLANEOUS

     10.1.        Amendment and Waiver.

         This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Purchaser and Seller. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

     10.2.        Notices.

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by facsimile, by reputable overnight courier (postage prepaid) or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective Parties as follows:

         If to Purchaser:

                  Elsinore Acquisition Corp.
                  7600 Pelham Centre (sic) (29615)
                  GSP International Airport, Box 12233
                  Greenville, South Carolina 29612-0233
                  Attention:        Stephen D. Townes
                  Facsimile:        (864) 286-1001

         with a copy to:

                  Wyche, Burgess, Freeman & Parham, P.A.
                  44 East Camperdown Way (29601)
                  Post Office Box 728
                  Greenville, South Carolina 29602-0728
                  Attention:        Eric K. Graben, Esq.
                  Facsimile:        (864) 235-8900

         If to Seller:

                  Elsinore LP
                  c/o Wm. Lyon Companies
                  4490 Von Karman Boulevard
                  Newport Beach, California 92660
                  Attention:        General William Lyon
                  Facsimile:        (949) 252-2525

                  Elsinore LP
                  19300 Ike Jones Road
                  Santa Ana, California 92707
                  Attention:        Patrick J. Kenna
                  Facsimile:        (949) 252-1947

         With a copy to:

                  Irell & Manella LLP
                  840 Newport Center Drive, Suite 400
                  Newport Beach, California 92660
                  Attention:        Richard M. Sherman, Jr., Esq.
                  Facsimile:        (949) 760-5200

or to such other address as any Party hereto may, from time to time, designate in a written notice given in like manner. Notices will be deemed to have been given hereunder when delivered personally or sent via facsimile, five (5) Business Days after deposit in the U.S. mail and one (1) Business Day after deposit with a reputable overnight courier service.

     10.3.        Binding Agreement; Assignment.

         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement, the Purchase Note, the Parent Guaranties, the Lyon Guaranty or the Ranger/ASIG Guaranty, nor any of the rights, interests or obligations thereunder, may be assigned by either Party without the prior written consent of the other Party; provided further that after the Closing, Purchaser may at any time and without Seller's consent, assign, in whole or in part, its rights, interests and obligations under this Agreement so long as upon assignment, and as a condition precedent to such assignment, the Purchase Note shall be fully accelerated and shall be immediately due and payable in full by Purchaser, including, but not limited to, all interest accrued to and until the date of assignment.

     10.4.        Severability.

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     10.5.        No Strict Construction.

         The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

     10.6.        Captions.

         The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

     10.7.        Entire Agreement.

         This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

     10.8.        Counterparts.

         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     10.9.        Governing Law.

         All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     10.10.       Parties in Interest.

         Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

     10.11.       Time is of the Essence.

         The Parties to this Agreement agree and stipulate that time is of the essence with regard to the performance by each Party of its obligations under this Agreement.

     10.12.       Brokerage.

         Seller and Purchaser represent and warrant to the other that it has not engaged or dealt with any broker, finder or other person or entity who or which may be entitled to any brokerage fee or finder's fee, commission or similar charge in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Each of said Parties hereby indemnifies and agrees to hold the other harmless against any and all claims, losses, liabilities or expenses that may be asserted against the other as the result of the other Party's dealings, arrangements or agreements with any such broker, finder or person or entity

     10.13.       Arbitration.

         Except as otherwise provided herein, any and all disputes or disagreements arising between the Parties pertaining to or relating in any manner to this Agreement, including any breach of this Agreement, are to be decided by arbitration in accordance with the rules of the American Arbitration Association. The Parties agree to be bound by the majority decision of the arbitrators. The arbitration proceeding shall take place in or near Los Angeles, California, unless another location is mutually agreed upon by the Parties. Three arbitrators shall be selected for the arbitration panel. One arbitrator shall be selected by each Party. The third arbitrator shall be selected by the arbitrators named by each Party. The fees and expenses of the arbitrators shall be paid by the non-prevailing party, as determined by the arbitrators. Each Party shall be responsible for its own costs and expenses in arbitrating the dispute. The Parties hereby agree that they shall request any arbitrators to conclude, to the extent practical, any matter submitted to arbitration hereunder within sixty (60) days of the submission of such matter to arbitration or as soon as possible thereafter. This provision shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

                                 ELSINORE ACQUISITION CORP.

                                 By: /s/ Stephen D. Townes
                                     ------------------------------------------
                                 Name:    Stephen D. Townes
                                 Title:   President and Chief Executive Officer

                                 ELSINORE LP

                                 BY: ELSINORE SERVICES CORPORATION
                                          general partner

                                 By: /s/ William Lyon
                                     ------------------------------------------
                                 Name: General William Lyon
                                 Title: Chief Executive Officer


                                 AS TO ARTICLE VIII AND SECTION 9.8 ONLY:

                                 RANGER AEROSPACE CORPORATION

                                 By: /s/ Stephen D. Townes
                                     ------------------------------------------
                                 Name:    Stephen D. Townes
                                 Title:   President and Chief Executive Officer

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                  AS TO ARTICLE VIII AND SECTION 9.8 ONLY:

                                  AIRCRAFT SERVICE INTERNATIONAL
                                  GROUP, INC.

                                  By:  /s/ Stephen D. Townes
                                      ------------------------------------------
                                  Name:    Stephen D. Townes
                                  Title:   President and Chief Executive Officer


                                  AS TO ARTICLE VIII AND SECTION 9.8 ONLY:

                                  ELSINORE AEROSPACE SERVICES LP

                                  BY: ELSINORE SERVICES CORPORATION
                                           general partner

                                  By: /s/ William Lyon
                                      -----------------------------------------
                                  Name: General William Lyon
                                  Title: Chief Executive Officer


                                  AS TO ARTICLE VIII AND SECTION 9.8 ONLY:

                                  AIR/LYON ASSOCIATES, LP

                                  BY: AIR/LYON INC., general partner

                                  By: /s/ William Lyon
                                      -----------------------------------------
                                  Name: General William Lyon
                                  Title: President and Chief Executive Officer

                                  AS TO ARTICLE VIII AND SECTION 9.8 ONLY:

                                  ELSINORE SERVICES CORPORATION

                                  By: /s/ William Lyon
                                      -----------------------------------------
                                  Name: General William Lyon
                                  Title: Chief Executive Officer




                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                    AS TO ARTICLE VIII AND SECTION 9.8 ONLY:

                                    AIR/LYON INC.

                                    By: /s/ William Lyon
                                        ----------------------------------------
                                    Name: General William Lyon
                                    Title: President and Chief Executive Officer


                                    AS TO SECTION 9.8 ONLY:

                                    /s/ William Lyon
                                    --------------------------------------------
                                    General William Lyon

                                     LIST OF
                              EXHIBITS & SCHEDULES

Exhibits
--------

Exhibit A                           Form of Ranger/ASIG Guaranty

Exhibit B.1                         Form of Guaranty of General William Lyon

Exhibit B.2                         Form of Parent Guaranty (Guaranty of
                                    Air/Lyon, Inc., Air/Lyon Associates, LP,
                                    Elsinore Aerospace Services, LP, and
                                    Elsinore Services Corporation)

Exhibit 2.1(e)                      Form of Purchaser Note

Exhibit 2.3(a)(iv)                  Form of Opinion of Irell & Manella LLP

Exhibit 2.3(b)(vi)                  Form of Opinion of Wyche, Burgess, Freeman &
                                    Parham, P.A.


Schedules
---------

Schedule 2.1(b)                     Excluded Assets

Schedule 2.1(c)                     Assumed Liabilities

Schedule 2.1(f)(ii)(1)              Value of Unassigned Contracts

Schedule 2.1(f)(ii)(2)              Unassigned Contracts (to be provided at
                                    Closing)

Schedule 2.1(f)(iii)                Calculation of Pro Form EBITDA

Disclosure Schedule                 (Seller's Disclosure Schedule)

Purchaser's Disclosure Schedule